Sub-Item 77c: Submission of matters to a vote of security holders:

The annual meeting of the shareholders of BMC Fund, Inc. was held on July 31, 1999.

The following individuals were elected directors and all were in office at September 30, 1999:

Paul H. Broyhill
E. D. Beach
James T. Broyhill
William E. Cooper
Lawrence Z. Crockett
Willard A. Gortner
Harry Heltzer
Allene B. Heilman
Gene A. Hoots
Michael G. Landry
L. Glenn Orr, Jr.
Dolph W. von Arx

The shareholders approved an Investment Advisory
Agreement between the Corporation and The Northern
Trust Company, N.A. dated as of August 1, 1999, with 4,851,522 affirmative votes, no negative votes and 100 votes abstaining.

The shareholders approved an Investment Advisory
Agreement between the Corporation and Wellington
Management Company, LLP dated as of August 1, 1999, with 4,794,324 affirmative votes, 57,198 negative votes and 100 votes abstaining.

The shareholders approved an amendment to the Corporation's fundamental investment policies to permit the issuance of certain senior securities representing indebtedness with 4,851,622 affirmative votes and no negative votes.

The firm of Deloitte & Touche was approved as auditors for the year ending March 31, 2000 with 4,851,622 affirmative votes and no negative votes.

Approved all actions of the Board of Directors for the fiscal year ended March 31, 1999 with 4,851,622 affirmative votes and no negative votes.